Ecolab to Pay Henkel Cash for Acquisition of Henkel-Ecolab

$445 million deal is Ecolab’s largest

                ST. PAUL, Minn., November 23, 2001: Ecolab Inc. announced that Henkel KGaA has elected to receive payment in cash from Ecolab for the previously disclosed sale of Henkel’s 50% interest in the Henkel-Ecolab joint venture.  Based on present estimates, and subject to post-closing adjustments, Ecolab will pay Henkel approximately 497.4 million euros, or approximately $445 million, at recent rates of exchange, for its interest.

                As previously agreed, Ecolab will initially finance the payment through the issuance of 60-day prepayable notes to Henkel.  Ecolab expects to refinance the notes through a combination of short term and long-term debt.  Ecolab is rated A/A2 for long-term obligations and A1/P1 for commercial paper by Standard & Poor’s and Moody’s.  Based on conversations with those rating agencies, Ecolab expects its ratings following the transaction will be reaffirmed.

                Ecolab’s purchase is expected to close on November 30, 2001.

                Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, institutional and industrial markets.  For the year ended December 31, 2000, Ecolab reported sales of $2.3 billion; including European joint venture sales, Ecolab’s global sales coverage was $3.1 billion.

                This news release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, which represent Ecolab's expectations or beliefs concerning various future events, include the estimated price for the purchase of Henkel KGaA’s interest in Henkel Ecolab, the expected closing date, the expectation for refinancing the 60 day notes and the expectation of maintaining current security ratings and are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  In particular, Ecolab’s ability to initially refinance the 60-day notes is subject to the completion of credit agreements in sufficient amounts to provide for refunding pursuant to commitment letters from certain banks to provide such credit facilities.  The commitments are subject to final documentation and satisfaction of other customary conditions.  The ability of Ecolab to maintain its current security rating is dependent upon the determination of the respective rating organization which will be made independently by the organizations in accordance with their own review processes and standards.  An issued rating may be changed at any time by the rating organization.  Ecolab undertakes no duty to update these Forward-Looking Statements.